IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221

For more  information  contact:
D. Scott Ingstad,  Chairman,  President and CEO (563-262-4202) Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216)

                                  PRESS RELEASE
FOR RELEASE July 26, 2005, at 11:00 a.m. Central Standard Time

               Iowa First Bancshares Corp. Reports Second Quarter
               --------------------------------------------------
                     Financial Results and Dividend Payment
                     --------------------------------------

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $923,000 for the quarter ended June 30, 2005, compared to net income of $988,000 for the quarter ended June 30, 2004, a decrease of $65,000 or 6.6%. This decrease in net income resulted from increased operating expenses and lower other income which more than offset improved net interest income and a lower provision for loan losses.

Basic and diluted earnings per share were $.67 for the three months ended June 30, 2005, $.04 or 5.6% less than the same period in 2004. The Company's annualized return on average assets for the second quarter of 2005 was .97% compared to 1.04% during the second quarter of the prior year. The Company's annualized return on average equity for the three months ended June 30, 2005 and June 30, 2004 was 14.0% and 15.7%, respectively.

The Company recorded net income of $1,689,000 for the six months ended June 30, 2005, compared with net income of $1,811,000 for the two quarters ended June 30, 2004, a decrease of $122,000 or 6.7%. This decrease in net income resulted primarily from higher operating expenses and provisions for loan losses more than offsetting an increase in net interest income.

Basic and diluted earnings per share were $1.22 for the six months ended June 30, 2005, $.07 or 5.4% less than the same period in 2004. The Company's annualized return on average assets for the first two quarters of 2005 was .90% compared to .96% during the same quarters of the prior year. The Company's annualized return on average equity for the six months ended June 30, 2005 and June 30, 2004 was 13.0% and 14.4%, respectively.

The Company's assets at June 30, 2005 totaled $376,429,000, an increase of $12,246,000 or 3.4% from December 31, 2004. Net loans outstanding grew $6,930,000 (2.5%) and total deposits increased $12,598,000 million (4.5%) during the first six months of 2005. Approximately six million dollars of loans were sold into the secondary market over the six months ended June 30, 2005. The allowance for loan losses totaled $3,456,000 at June 30, 2005, or 1.2% of gross loans outstanding.

The net interest margin increased to 3.55% during the first two quarters of 2005 compared to 3.40% during the first two quarters of 2004. The return on average interest-earning assets increased 29 basis points (from 5.39% in 2004 to 5.68% in 2005) while interest paid on average interest-bearing liabilities increased 20 basis points (from 2.33% in 2004 to 2.53% in 2005).

The board of directors declared a $.25 per common share cash dividend to be paid to shareholders of record June 28, 2005. This dividend will be paid on July 26, 2005 and results in an annualized yield of 2.8% on the December 31, 2004 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

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

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2004 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)


                                 For the Three        For the Three       For the Six     For the Six
                                 Months Ended         Months Ended        Months Ended    Months Ended
                                 June 30, 2005        June 30, 2004       June 30, 2005   June 30, 2004
                                 ----------------------------------------------------------------------
Net Interest Income                $   3,022           $   2,887            $  5,988        $5,734
Provision for Loan Losses                 60                  90                 300           260
Noninterest Income                       758                 844               1,516         1,536
Noninterest Expense                    2,382               2,205               4,752         4,376
Net Income After Income Taxes            923                 988               1,689         1,811

Net Income Per Common Share,
  Basic and Diluted                $    0.67           $    0.71            $   1.22        $ 1.29


                                      As of                       As of                     As of
                                  June 30, 2005              December 31, 2004          June 30, 2004
                                  -------------              -----------------          -------------

Net Loans                            $287,829                    $280,899                   $280,472
Total Assets                          376,429                     364,183                    375,942
Total Deposits                        290,333                     277,735                    285,011

Return on Average Equity                 13.0%                       14.5%                      14.4%
Return on Average Assets                  .90                         .99                        .96
Net Interest Margin (tax equivalent)     3.55                        3.50                       3.40
Allowance as a Percent of Total Loans    1.19                        1.19                       1.16


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